Exhibit 4.2

CORPORATE OFFICE PROPERTIES, L.P.

AS ISSUER

CORPORATE OFFICE PROPERTIES TRUST

AS GUARANTOR

AND

U.S. BANK NATIONAL ASSOCIATION

AS TRUSTEE

FOURTH SUPPLEMENTAL INDENTURE
DATED AS OF NOVEMBER 17, 2021

$400,000,000 2.900% SENIOR NOTES DUE 2033

SUPPLEMENT TO INDENTURE

DATED AS OF APRIL 8, 2019, AMONG

CORPORATE OFFICE PROPERTIES, L.P. (AS ISSUER),

CORPORATE OFFICE PROPERTIES TRUST (AS GUARANTOR) AND

U.S. BANK NATIONAL ASSOCIATION (AS TRUSTEE)

FOURTH SUPPLEMENTAL INDENTURE, dated as of November 17, 2021 (this "Fourth Supplemental Indenture"), between CORPORATE OFFICE PROPERTIES, L.P., a Delaware limited partnership (the "Operating Partnership"), having its principal executive office located at 6711 Columbia Gateway Drive, Suite 300, Columbia, Maryland 21046; CORPORATE OFFICE PROPERTIES TRUST, a Maryland real estate investment trust (the "Guarantor") having its principal executive office located at 6711 Columbia Gateway Drive, Suite 300, Columbia, Maryland 21046; and U.S. BANK NATIONAL ASSOCIATION (the "Trustee"), supplements that certain Indenture, dated as of April 8, 2019, by and among the Operating Partnership, the Guarantor and the Trustee (the "Original Indenture," and together with this Fourth Supplemental Indenture, the "Indenture").

RECITALS

WHEREAS, the Operating Partnership and the Guarantor have duly authorized the execution and delivery of the Original Indenture to the Trustee to issue from time to time for its lawful purposes debt securities evidencing the Operating Partnership's senior unsecured debentures, notes or other evidences of indebtedness.

WHEREAS, Section 301 of the Original Indenture provides that by means of a supplemental indenture the Operating Partnership may create one or more series of the Operating Partnership's debt securities and establish the form, terms and provisions thereof.

WHEREAS, the Operating Partnership and the Guarantor intend by this Fourth Supplemental Indenture to (i) create a series of the Operating Partnership's debt securities, in an aggregate principal amount equal to $400,000,000, entitled 2.900% Senior Notes due 2033 (the "Notes") and (ii) establish the form and the terms and provisions of the Notes.

WHEREAS, the Board of Trustees of the Guarantor, as the sole general partner of the Operating Partnership, has approved the creation of the Notes and the form, terms and provisions thereof.

WHEREAS, the consent of Holders to the execution and delivery of this Fourth Supplemental Indenture is not required, and all other actions required to be taken under the Original Indenture with respect to this Fourth Supplemental Indenture have been taken.

NOW, THEREFORE IT IS AGREED:

ARTICLE One

DEFINITIONS, CREATION, FORM AND TERMS AND CONDITIONS OF THE DEBT SECURITIES

Section 1.1 Definitions. Capitalized terms used but not otherwise defined in this Fourth Supplemental Indenture shall have the meanings ascribed to them in the Original Indenture. In addition, the following terms shall have the following meanings to be equally applicable to both the singular and the plural forms of the terms set forth below:

"Acquired Debt" means Debt of a Person (1) existing at the time such Person is merged or consolidated with or into the Operating Partnership or any of its Subsidiaries or becomes a Subsidiary of the Operating Partnership or (2) assumed by the Operating Partnership or any of its Subsidiaries in connection with the acquisition of assets from such Person. Acquired Debt shall be deemed to be incurred on the date the acquired Person is merged or consolidated with or into the Operating Partnership or any of its Subsidiaries or becomes a Subsidiary of the Operating Partnership or the date of the related acquisition, as the case may be.

"Adjusted Treasury Rate" means, with respect to any Redemption Date,

(1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

(2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

The Adjusted Treasury Rate shall be calculated on the third Business Day preceding the notice of the Redemption Date.

"Annual Debt Service Charge" means, for any period, the interest expense of the Operating Partnership and its Subsidiaries for such period, determined on a consolidated basis in accordance with United States generally accepted accounting principles ("GAAP").

"Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the Remaining Life of the Notes to be redeemed, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life of such Notes.

"Comparable Treasury Price" means, with respect to any Redemption Date, (1) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Operating Partnership obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations.

"Consolidated Income Available for Debt Service" means, for any period, Consolidated Net Income of the Operating Partnership and its Subsidiaries for such period, plus amounts which have been deducted and minus amounts which have been added for, without duplication: (1) interest expense, (2) provision for taxes based on income, (3) amortization of debt discount, premium and deferred financing costs, (4) impairments losses and gains on sales or other dispositions of properties and other investments, (5) property related depreciation and amortization, (6) amortization of right-of-use assets associated with finance leases of property, (7) credit losses recognized on financial assets and certain other instruments not measured at fair value, (8) the effect of any non-recurring, non-cash items, (9) the effect of any non-cash charge resulting from a change in accounting principles in determining Consolidated Net Income for such period, (10) amortization of deferred charges, (11) gains or losses on early extinguishment of debt, (12) gains or losses on derivative financial instruments, (13) acquisition expenses, (14) with regard to unconsolidated real estate joint ventures, plus amounts which have been deducted and minus amounts which have been added for the activity types referred to above (excluding interest expense) included in arriving at equity in income of unconsolidated entities, and (15) all determined on a consolidated basis in accordance with GAAP.

"Consolidated Net Income" means, for any period, the amount of net income (or loss) of the Operating Partnership and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

"Debt" means, with respect to any person, any indebtedness of such person in respect of (1) borrowed money or evidenced by bonds, notes, debentures or similar instruments, (2) indebtedness secured by any Lien on any property or asset owned by such person, but only to the extent of the lesser of (a) the amount of indebtedness so secured and (b) the fair market value (determined in good faith by the board of directors of such person or, in the case of the Operating Partnership and a Subsidiary, by the Board of Trustees of the Guarantor or a duly authorized committee thereof) of the property subject to such Lien, (3) reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable, or (4) any lease of property by such Person as lessee which is required to be reflected on such Person's balance sheet as a finance lease. The term "Debt" also includes, to the extent not otherwise included, any non-contingent obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of the types referred to above of another Person (it being understood that Debt shall be deemed to be incurred by such Person whenever such Person shall create, assume, guarantee (on a non-contingent basis) or otherwise become liable in respect thereof).

"Depository" means The Depository Trust Company.

"Indenture" means the Original Indenture as supplemented by this Fourth Supplemental Indenture and as further amended, modified or supplemented with respect to the Notes pursuant to the provisions of the Original Indenture.

"Lien" means any mortgage, deed of trust, lien, charge, pledge, security interest, security agreement, or other encumbrance of any kind.

"Maturity Date" means December 1, 2033.

"Par Call Date" means September 1, 2033.

"Predecessor Note" of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note, and, for the purposes of this definition, any Note authenticated and delivered under Section 306 of the Original Indenture in lieu of a lost, destroyed or stolen Note shall be deemed to evidence the same debt as the lost, destroyed or stolen Note that it replaces.

"Primary Treasury Dealer" means a primary U.S. government securities dealer.

"Quotation Agent" means the Reference Treasury Dealer appointed by the Operating Partnership.

"Redemption Date" means, with respect to any Note or portion thereof to be redeemed in accordance with the provisions of Section 1.4(d) hereof, the date fixed for such redemption in accordance with the provisions of Section 1.4(d) hereof.

"Reference Treasury Dealer" means each of (1) Wells Fargo Securities, LLC, (2) BofA Securities, Inc., (3) Citigroup Global Markets Inc., (4) a Primary Treasury Dealer selected by PNC Capital Markets LLC or (5) any one other Primary Treasury Dealer selected by the Operating Partnership; provided, however, that if any of the Reference Treasury Dealers referred to in clauses (1) through (4) above ceases to be a Primary Treasury Dealer, the Operating Partnership will substitute therefor another Primary Treasury Dealer.

"Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by Operating Partnership, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Operating Partnership by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding the notice of such Redemption Date.

"Remaining Life" means, with respect to any Notes to be redeemed, the remaining term of such Notes, calculated as if the maturity date of such Notes were the Par Call Date.

"Subsidiary" means, with respect to the Operating Partnership or the Guarantor, any person (as defined in the Original Indenture but excluding an individual), a majority of the outstanding Voting Stock, partnership interests, membership interests or other equity interest, as the case may be, of which is owned or controlled, directly or indirectly, by the Operating Partnership or the Guarantor, as the case may be, or by one or more other Subsidiaries of the Operating Partnership or the Guarantor, as the case may be.

"Total Assets" means the sum of, without duplication (1) Undepreciated Real Estate Assets and (2) all other assets (excluding accounts receivable and non-real estate intangibles) of the Operating Partnership and its Subsidiaries, all determined on a consolidated basis in accordance with GAAP.

"Total Unencumbered Assets" means the sum of, without duplication, (1) those Undepreciated Real Estate Assets which are not subject to a Lien securing Debt and (2) all other assets (excluding accounts receivable and non-real estate intangibles) of the Operating Partnership and its Subsidiaries not subject to a Lien securing Debt, all determined on a consolidated basis in accordance with GAAP; provided, however, that, in determining Total Unencumbered Assets as a percentage of outstanding Unsecured Debt for purposes of the covenant set forth in Section 2.2(d) hereof entitled "Maintenance of Total Unencumbered Assets," all investments in unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities shall be excluded from Total Unencumbered Assets.

"Undepreciated Real Estate Assets" means, as of any date, the cost (original cost plus capital improvements) of real estate assets, property right-of-use assets associated with finance leases in accordance with GAAP and related intangibles of the Operating Partnership and its Subsidiaries on such date, before depreciation and amortization, all determined on a consolidated basis in accordance with GAAP.

"Unsecured Debt" means Debt of the Operating Partnership or any of its Subsidiaries that is not secured by a Lien on any property or assets of the Operating Partnership or any of its Subsidiaries.

"Voting Stock" means stock having voting power for the election of directors, trustees or managers, as the case may be, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

Section 1.2    Creation of Notes. In accordance with Section 301 of the Original Indenture, the Operating Partnership hereby creates the Notes as a separate series of its debt securities, entitled "2.900% Senior Notes due 2033," issued pursuant to the Indenture. The Notes shall initially be limited to an aggregate principal amount equal to $400,000,000, subject to the exceptions set forth in Section 301(2) of the Original Indenture and Section 1.4(g) hereof.

Section 1.3    Form of Notes. The Notes will be issued in the form of one or more fully registered global securities (the "Global Note") that will be deposited with, or on behalf of the Depository, and registered in the name of the Depository or its nominee, as the case may be, subject to Section 305 of the Original Indenture. So long as the Depository, or its nominee, is the registered owner of the Global Note, the Depository or its nominee, as the case may be, will be considered the sole Holder of the Notes represented by the Global Note for all purposes under the Indenture.

Section 1.4    Terms and Provisions of Notes. The Notes shall be governed by all of the terms and provisions of the Original Indenture, as supplemented by this Fourth Supplemental Indenture, and in particular, the following provisions shall be terms of the Notes:

(a)            Registration and Form. The Notes shall be issuable in registered form without coupons in denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof. Each Note shall be dated the date of its authentication and shall bear interest from the date specified on the face of the form of Note attached as Exhibit A hereto.

(b)            Payment of Principal and Interest. All payments of principal and interest in respect of the Global Note will be made by the Operating Partnership in immediately available funds to the Depository or its nominee, as the case may be, as the Holder of the Global Note. The Notes shall mature, and the unpaid principal thereon, shall be payable, on December 1, 2033, subject to the provisions of the Original Indenture. The rate per annum at which interest shall be payable on the Notes shall be 2.900%. Interest on the Notes will be payable semi-annually in arrears on each June 1 and December 1, commencing June 1, 2022 (each, an "Interest Payment Date") and on the Stated Maturity as specified in Section 1.4(b) hereof, to the Persons in whose names the Notes are registered in the Security Register applicable to the Notes at the close of business on May 15 for Interest Payment Dates of June 1 and November 15 for Interest Payment Dates of December 1 (each a "Record Date"). Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. Interest on the Notes shall accrue from November 17, 2021.

(c)            Sinking Fund. There shall be no sinking fund provided for the Notes.

(d)            Redemption at the Option of the Operating Partnership.

(1)            The Operating Partnership shall have the right to redeem the Notes at its option and in its sole discretion at any time or from time to time prior to the Par Call Date, in whole or in part. The redemption price ("Redemption Price") will equal the greater of (i) 100% of the principal amount of the Notes to be redeemed or (ii) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed that would be due if the Notes matured on the Par Call Date (not including any portion of such payments of interest accrued as of the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 25 basis points (0.25% or twenty-five one-hundredths of one percent), plus, in each case, accrued and unpaid interest thereon to, but not including, the Redemption Date; provided, however, that if the Redemption Date falls after a Record Date and on or prior to the corresponding Interest Payment Date, the Operating Partnership will pay the full amount of accrued and unpaid interest, if any, on such Interest Payment Date to the Holder of record at the close of business on the corresponding Record Date (instead of the Holder surrendering its Notes for redemption). Notwithstanding the foregoing, if the Notes are redeemed on or after the Par Call Date, the Redemption Price will be equal to 100% of the principal amount of the Notes being redeemed plus unpaid interest, if any, accrued thereon to, but excluding, the Redemption Date.

(2)            The Operating Partnership shall not redeem the Notes pursuant to Section 1.4(d)(1) hereof on any date if the principal amount of the Notes has been accelerated, and such an acceleration has not been rescinded or cured on or prior to such date (except in the case of an acceleration resulting from a default by the Operating Partnership in the payment of the Redemption Price with respect to the Notes to be redeemed).

(e)            Notice of Optional Redemption; Selection of Notes.

(1)            In case the Operating Partnership shall desire to exercise the right to redeem all or, as the case may be, any part of the Notes pursuant to Section 1.4(d) hereof, it shall fix a date for redemption and it or, at its written request received by the Trustee not fewer than five (5) Business Days prior (or such shorter period of time as may be acceptable to the Trustee) to the date the notice of redemption is to be mailed (or sent by electronic transmission), the Trustee in the name of and at the expense of the Operating Partnership, shall mail (or send by electronic transmission) or cause to be mailed (or sent by electronic transmission) a notice of such redemption not fewer than fifteen (15) calendar days nor more than sixty (60) calendar days prior to the Redemption Date to each Holder of Notes so to be redeemed in whole or in part at its last address as the same appears on the Note Register or electronically pursuant to the Depository's procedures; provided, that if the Operating Partnership makes such request of the Trustee, it shall, together with such request, also give written notice of the Redemption Date to the Trustee; provided further that the text of the notice shall be prepared by the Operating Partnership. Such mailing shall be by first class mail (unless sent by electronic transmission). The notice, if mailed in the manner herein provided, shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice. In any case, failure to give such notice by mail or any defect in the notice to the Holder of any Note designated for redemption as a whole or in part shall not affect the validity of the proceedings for the redemption of any other Note.

(2)            Each such notice of redemption shall specify: (i) the aggregate principal amount of Notes to be redeemed, (ii) the CUSIP number or numbers, if any, of the Notes being redeemed, (iii) the Redemption Date (which shall be a Business Day), (iv) the Redemption Price at which Notes are to be redeemed, (v) the place or places of payment and that payment will be made upon presentation and surrender of such Notes and (vi) that interest accrued and unpaid to, but excluding, the Redemption Date will be paid as specified in said notice, and that on and after said date interest thereon or on the portion thereof to be redeemed will cease to accrue. If fewer than all the Notes are to be redeemed, the notice of redemption shall identify the Notes to be redeemed (including CUSIP numbers, if any). In case any Note is to be redeemed in part only, the notice of redemption shall state the portion of the principal amount thereof to be redeemed and shall state that, on and after the Redemption Date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion thereof will be issued.

(3)            Whenever any Notes are to be redeemed, the Operating Partnership will give the Trustee written notice of the Redemption Date, together with an Officers' Certificate as to the aggregate principal amount of Notes to be redeemed not fewer than thirty-five (35) calendar days (or such shorter period of time as may be acceptable to the Trustee) prior to the Redemption Date.

(4)            On or prior to the Redemption Date specified in the notice of redemption given as provided in this Section 1.4(e), the Operating Partnership will deposit with the Paying Agent an amount of monies in immediately available funds sufficient to redeem on the Redemption Date all the Notes (or portions thereof) so called for redemption at the appropriate Redemption Price; provided, that if such payment is made on the Redemption Date, it must be received by the Paying Agent, by 11:00 a.m., New York City time, on such date. The Operating Partnership shall be entitled to retain any interest, yield or gain on amounts deposited with the Paying Agent pursuant to this Section 1.4(e) in excess of amounts required hereunder to pay the Redemption Price.

(5)            If less than all of the outstanding Notes are to be redeemed, the Trustee shall select the Notes or portions thereof of the Global Note or the Notes in certificated form to be redeemed (in principal amounts of $2,000 and integral multiples of $1,000 in excess thereof), on a pro rata basis or such other method the Trustee deems fair and appropriate or is required by the Depository. The Notes (or portions thereof) so selected for redemption shall be deemed duly selected for redemption for all purposes hereof.

(f)            Payment of Notes Called for Redemption by the Operating Partnership.

(1)            If notice of redemption has been given as provided in Section 1.4(e) hereof, the Notes or portion of Notes with respect to which such notice has been given shall become due and payable on the Redemption Date and at the place or places stated in such notice at the Redemption Price, and unless the Operating Partnership shall default in the payment of such Notes at the Redemption Price, so long as Paying Agent holds funds sufficient to pay the Redemption Price of the Notes to be redeemed on the Redemption Date, then (a) such Notes will cease to be outstanding on and after the Redemption Date, (b) interest on the Notes or portion of Notes so called for redemption shall cease to accrue on and after the Redemption Date, (c) after 5:00 p.m., New York City time, on the second Business Day immediately preceding the Redemption Date (unless the Operating Partnership shall default in the payment of the Redemption Price) and, except as provided in Section 403 and Section 605 of the Original Indenture, such Notes will cease to be entitled to any benefit or security under the Indenture, and (d) the Holders of the Notes shall have no right in respect of such Notes except the right to receive the Redemption Price thereof. On presentation and surrender of such Notes at a place of payment in said notice specified, the said Notes or the specified portions thereof shall be paid and redeemed by the Operating Partnership at the Redemption Price, together with interest accrued thereon to, but excluding, the Redemption Date.

(2)            Upon presentation of any Note redeemed in part only, the Operating Partnership shall execute and the Trustee shall authenticate and make available for delivery to the Holder thereof, at the expense of the Operating Partnership, a new Note or Notes, of authorized denominations, in principal amount equal to the unredeemed portion of the Notes so presented.

(g)            Additional Issues. The Operating Partnership may, from time to time, without the consent of the Holders, create and issue further securities having the same terms and conditions as the Notes in all respects, except for any difference in the issue date, issue price, interest accrued prior to the issue date of the additional notes, and, if applicable, the first interest payment date so long as such additional notes are fungible for U.S. federal income tax purposes with the previously outstanding Notes. Additional notes issued in this manner shall be consolidated with and shall form a single series with the previously outstanding Notes. Notice of any such issuance shall be given to the Trustee and a new supplemental indenture shall be executed in connection with the issuance of such securities.

Section 1.5    Book-Entry Provisions. This Section 1.5 shall apply only to the Global Note deposited with or on behalf of the Depository.

(a)            The Operating Partnership shall execute and the Trustee shall, in accordance with this Section 1.5, authenticate and deliver the Global Note that shall be registered in the name of the Depository or its nominee and shall be held by the Trustee as custodian for the Depository.

(b)            Participants of the Depository shall have no rights either under the Indenture or with respect to the Global Note. The Depository or its nominee, as applicable, shall be treated by the Operating Partnership, the Guarantor, the Trustee and any agent of the Operating Partnership, the Guarantor or the Trustee as the absolute owner and Holder of such Global Note for all purposes under the Indenture. Notwithstanding the foregoing, nothing herein shall prevent the Operating Partnership, the Guarantor or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or its nominee, as applicable, or impair, as between the Depository and its participants, the operation of customary practices of such depository governing the exercise of the rights of an owner of a beneficial interest in the Global Note.

Section 1.6    Transfer and Exchange of the Notes.

(a)            The transfer and exchange of beneficial interests in the Global Note shall be effected through the Depository in accordance with the Indenture and the applicable procedures of the Depository. Except as provided in Section 1.6(b) hereof, beneficial owners of the Global Note shall not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of definitive notes in registered certificated form (the "Certificated Notes") and will not be considered Holders of the Global Note.

(b)            The Global Note is exchangeable for Certificated Notes if:

(1)            the Depository (a) notifies the Operating Partnership that it is unwilling or unable to continue as depository for the Global Note or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Operating Partnership fails to appoint a successor depository;

(2)            the Operating Partnership, at its option, notifies the Trustee in writing that the Operating Partnership elects to cause the issuance of the Certificated Notes; or

(3)            upon request from the Depository if there has occurred and is continuing a default or Event of Default with respect to the Notes.

ARTICLE Two

ADDITIONAL COVENANTS FOR BENEFIT OF HOLDERS OF NOTES

In addition to the covenants set forth in the Original Indenture, the Operating Partnership hereby further covenants as follows:

Section 2.1     Provision of Financial Information. The Operating Partnership and the Guarantor will:

(a)             file with the Trustee, within fifteen (15) days after the Operating Partnership or the Guarantor files them with the Commission, copies of the annual and quarterly reports and information, documents and other reports which the Operating Partnership or the Guarantor may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if the Operating Partnership or the Guarantor is not required to file information, documents or reports pursuant to those Sections, then the Operating Partnership and the Guarantor will file with the Trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such of the supplementary and periodic information, documents and reports which Section 13 of the Exchange Act may require with respect to a security listed and registered on a national securities exchange; and

(b)             file with the Trustee and the Commission, in accordance with the rules and regulations prescribed from time to time by the Commission, such additional information, documents and reports with respect to compliance by the Operating Partnership and the Guarantor with the conditions and covenants of the indenture as may be required from time to time by such rules and regulations.

In addition to the previous paragraphs for the provision of financial information, for as long as the Notes are outstanding, if at any time neither the Operating Partnership nor the Guarantor is subject to Section 13 or Section 15(d) of the Exchange Act and neither the Operating Partnership nor the Guarantor is providing annual and quarterly reports and supplementary and periodic information, documents and reports to the Commission and the Trustee pursuant to the previous paragraph, the Operating Partnership or the Guarantor will, at its option, either (i) post on a publicly available website or (ii) post on IntraLinks or any comparable password protected online data system requiring user identification and a confidentiality acknowledgement (a “Confidential Datasite”), within 15 days of the filing date that would be applicable to a non-accelerated filer at that time pursuant to applicable Commission rules and regulations, the quarterly and audited annual financial statements and accompanying disclosure described in Item 303 of Regulation S-K that would be required to be contained in annual reports on Form 10-K and quarterly reports on Form 10-Q, respectively, required to be filed with the Commission if the Operating Partnership or the Guarantor were subject to Section 13(a) or Section 15(d) of the Exchange Act. If the Operating Partnership or the Guarantor elects to furnish such reports via a Confidential Datasite, access to such Confidential Datasite will be provided promptly upon request to holders and beneficial owners of, and bona fide potential investors in, the Notes as well as securities analysts and market makers and no such request for access to such Confidential Datasite will be unreasonably denied.

Reports, information and documents filed with the Commission via the EDGAR system will be deemed to be delivered to the Trustee as of the time of such filing via EDGAR for purposes of this covenant; provided, however, that the Trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed via EDGAR. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee's receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including its compliance with any of its covenants relating to the notes (as to which the Trustee is entitled to rely exclusively on an officers' certificate).

Section 2.2     Limitations on Incurrence of Debt.

(a)             Limitation on Total Outstanding Debt. The Operating Partnership will not, and will not permit any of its Subsidiaries to, incur any Debt (including, without limitation, Acquired Debt) if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the aggregate principal amount of all of the Operating Partnership's and its Subsidiaries' outstanding Debt (determined on a consolidated basis in accordance with GAAP) is greater than 60% of the sum of the following (without duplication): (1) the Operating Partnership's and its Subsidiaries' Total Assets as of the last day of the then most recently ended fiscal quarter and (2) the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Operating Partnership or any Subsidiary since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Debt.

(b)             Secured Debt Test. The Operating Partnership will not, and will not permit any of its Subsidiaries to, incur any Debt (including, without limitation, Acquired Debt) secured by any Lien on any of the Operating Partnership's or any of its Subsidiaries' property or assets, whether owned on the date of the indenture or subsequently acquired, if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the aggregate principal amount (determined on a consolidated basis in accordance with GAAP) of all of the Operating Partnership's and its Subsidiaries' outstanding Debt which is secured by a Lien on any of the Operating Partnership's and its Subsidiaries' property or assets is greater than 40% of the sum of (without duplication): (1) the Operating Partnership's and its Subsidiaries' Total Assets as of the last day of the then most recently ended fiscal quarter; and (2) the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Operating Partnership or any of its Subsidiaries since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Debt.

(c)             Debt Service Test.

(1)            The Operating Partnership will not, and will not permit any of its Subsidiaries to, incur any Debt (including without limitation Acquired Debt) if the ratio of Consolidated Income Available for Debt Service to Annual Debt Service Charge for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5:1 on a pro forma basis after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt (determined on a consolidated basis in accordance with GAAP), and calculated on the following assumptions:

(i)             such Debt and any other Debt (including, without limitation, Acquired Debt) incurred by us or any of our Subsidiaries since the first day of such four-quarter period had been incurred, and the application of the proceeds from such Debt (including to repay or retire other Debt) had occurred, on the first day of such period;

(ii)            the repayment or retirement of any other Debt of the Operating Partnership or any of its Subsidiaries since the first day of such four-quarter period had occurred on the first day of such period (except that, in making this computation, the amount of Debt under any revolving credit facility, line of credit or similar facility will be computed based upon the average daily balance of such Debt during such period); and

(iii)           in the case of any acquisition or disposition by the Operating Partnership or any of its Subsidiaries of any asset or group of assets with a fair market value in excess of $1.0 million since the first day of such four-quarter period, whether by merger, stock purchase or sale or asset purchase or sale or otherwise, such acquisition or disposition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

(2)            If the Debt giving rise to the need to make the calculation described in Section 2.2(c)(1) or any other Debt incurred after the first day of the relevant four-quarter period bears interest at a floating rate, then, for purposes of calculating the Annual Debt Service Charge, the interest rate on such Debt will be computed on a pro forma basis by applying the average daily rate which would have been in effect during the entire four-quarter period to the greater of the amount of such Debt outstanding at the end of such period or the average amount of such Debt outstanding during such period. For purposes of this Section 2.2(c), Debt will be deemed to be incurred by the Operating Partnership or any of its Subsidiaries whenever the Operating Partnership or such Subsidiary shall create, assume, guarantee (on a non-contingent basis) or otherwise become liable in respect thereof.

(d)             Maintenance of Total Unencumbered Assets. The Operating Partnership will not have at any time Total Unencumbered Assets of less than 150% of the aggregate principal amount of all of the Operating Partnership's and its Subsidiaries' outstanding Unsecured Debt determined on a consolidated basis in accordance with GAAP.

Section 2.3     Insurance. The Operating Partnership will, and will cause each of its Subsidiaries to, keep in force upon all of the Operating Partnership's and each of its Subsidiaries' properties and operations insurance policies carried with responsible insurance companies in such amounts and covering all such risks as is customary in the industry in which the Operating Partnership and its Subsidiaries do business in accordance with prevailing market conditions and availability.

Section 2.4     Maintenance of Properties. The Operating Partnership will cause all of its properties used or useful in the conduct of the business of the Operating Partnership or any of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and the Operating Partnership will cause all necessary repairs, renewals, replacements, betterments and improvements to be made, all as in the Operating Partnership's judgment may be necessary in order for Operating Partnership to at all times properly and advantageously conduct its business carried on in connection with such properties.

Section 2.5     Payment of Taxes and Other Claims. The Operating Partnership and the Guarantor will each pay or discharge or cause to be paid or discharged before it becomes delinquent: (i) all taxes, assessments and governmental charges levied or imposed on the Operating Partnership, the Guarantor or any of their respective Subsidiaries or on their respective or any such Subsidiary's income, profits or property; and (ii) all lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien upon their respective property or the property of any of their respective Subsidiaries; provided, however, that neither the Operating Partnership nor the Guarantor will be required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith.

Section 2.6     Existence. Subject to Article Eight of the Original Indenture, each of the Operating Partnership and the Guarantor will do or cause to be done all things necessary to preserve and keep in full force and effect its (i) existence, and (ii) rights (charter and statutory) and franchises; provided, that neither the Operating Partnership nor the Guarantor shall be required to preserve any such right or franchise if the Board of Trustees (or any duly authorized committee of that Board of Trustees), as applicable, shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Operating Partnership or the Guarantor, as applicable.

ARTICLE Three
ASSUMPTION BY GUARANTOR

Section 3.1     Assumption by Guarantor. Without the consent of any Holders of the Notes, the Guarantor, or a Subsidiary thereof, may directly assume, by an indenture supplemental to the Indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of, any premium and interest on all the Notes and the performance of every covenant of the Indenture on the part of the Operating Partnership to be performed or observed. Upon any such assumption, the Guarantor or such Subsidiary shall succeed to, and be substituted for and may exercise every right and power of, the Operating Partnership under the Indenture with the same effect as if the Guarantor or such Subsidiary had been named as the Operating Partnership in the Indenture and the Operating Partnership shall be released from all obligations and covenants with respect to the Notes. No such assumption shall be permitted unless the Guarantor has delivered to the Trustee (i) an Officers' Certificate and an Opinion of Counsel, each stating that such assumption and supplemental indenture comply with this Section 3.1 and Article Eight of the Original Indenture, and that all conditions precedent in the Indenture provided for relating to such transaction have been complied with and that, in the event of assumption by a Subsidiary, the Guarantee and all other covenants of the Guarantor in the Indenture remain in full force and effect and (ii) an opinion of independent counsel that the Holders of Notes shall have no materially adverse United States federal tax consequences as a result of such assumption, and that, if any Notes are then listed on the New York Stock Exchange, that such Notes shall not be delisted as a result of such assumption.

ARTICLE Four
NOTICE OF DEFAULTS

Section 4.1     Notice of Defaults. The Trustee shall, within ninety (90) calendar days after a Responsible Officer of the Trustee has knowledge of the occurrence of a Default, mail (or send by electronic transmission) to all Noteholders, as the names and addresses of such Holders appear upon the Note Register or electronically pursuant to the Depository's procedures, notice of all Defaults known to a Responsible Officer, unless such Defaults shall have been cured or waived before the giving of such notice; provided, that except in the case of default in the payment of the principal of (including the Redemption Price upon redemption pursuant to Article 3 hereof), or interest on any of the Notes, the Trustee shall be protected in withholding such notice if and so long as a trust committee of directors and/or Responsible Officers of the Trustee in good faith determines that the withholding of such notice is in the interest of the Noteholders.

ARTICLE Five
TRUSTEE

Section 5.1     Trustee. The Trustee is appointed as the principal paying agent, transfer agent and registrar for the Notes and for the purposes of Section 1002 of the Original Indenture. The Notes may be presented for payment at the Corporate Trust Office of the Trustee or at any other agency as may be appointed from time to time by the Operating Partnership in The City of New York. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Fourth Supplemental Indenture or the due execution hereof by the Operating Partnership. The recitals of fact contained herein shall be taken as the statements solely of the Operating Partnership, and the Trustee assumes no responsibility for the correctness thereof.

Section 5.2     Duties and Responsibilities of Trustee. The Trustee, prior to the occurrence of an Event of Default and after the curing or waiver of all Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in the Indenture. In case an Event of Default has occurred (which has not been cured or waived), the Trustee shall exercise such of the rights and powers vested in it by the Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of its own affairs. Except as explicitly specified otherwise in the Indenture, the Operating Partnership will be responsible for making all calculations required under the Indenture and the Notes. The Operating Partnership will make such calculations in good faith, and absent manifest error, the Operating Partnership's calculations will be final and binding on Holders of the Notes. The Operating Partnership will provide a schedule of its calculations to the Trustee, and the Trustee is entitled to rely upon the accuracy of the Operating Partnership's calculations without independent verification. The Trustee will forward the Operating Partnership's calculations to any Holder of the Notes upon request.

Section 5.3     Preferential Collection of Claims. If and when the Trustee shall be or become a creditor of the Operating Partnership (or any other obligor upon the Notes), the Trustee shall be subject to the provisions of the Trust Indenture Act regarding the collection of the claims against the Operating Partnership (or any such other obligor).

ARTICLE Six
MISCELLANEOUS PROVISIONS

Section 6.1     Ratification of Original Indenture. This Fourth Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Original Indenture, and as supplemented and modified hereby, the Original Indenture is in all respects ratified and confirmed, and the Original Indenture and this Fourth Supplemental Indenture shall be read, taken and construed as one and the same instrument. In the event of a conflict between the language of this Fourth Supplemental Indenture and the Original Indenture, the language of this Fourth Supplemental Indenture shall control.

Section 6.2     Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 6.3     Successors and Assigns. All covenants and agreements in this Fourth Supplemental Indenture by the Operating Partnership shall bind its respective successors and assigns, whether so expressed or not.

Section 6.4     Separability Clause. In case any one or more of the provisions contained in this Fourth Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 6.5     Governing Law. This Fourth Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles that would result in the application of any laws other than the laws of the State of New York. This Fourth Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of this Fourth Supplemental Indenture and shall, to the extent applicable, be governed by such provisions.

Section 6.6     Counterparts. This Fourth Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

Section 6.7     Identifying Information.  To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust, or other legal entity, the Trustee requires documentation to verify its formation and existence as a legal entity. The Trustee may ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. The parties acknowledge that a portion of the identifying information set forth herein is being requested by the Trustee in connection with the USA Patriot Act, Pub.L.107-56 (the "Act"), and each agrees to provide any additional information requested by the Trustee in connection with the Act or any other legislation or regulation to which the Trustee is subject, in a timely manner.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed all as of the day and year first above written.

CORPORATE OFFICE PROPERTIES, L.P.,
as Operating Partnership

By:	Corporate Office Properties Trust,
its general partner

By:	/s/ Stephen E. Budorick
Name:	Stephen E. Budorick
Title:	President and Chief Executive Officer

By:	/s/ Anthony Mifsud
Name:	Anthony Mifsud
Title:	Executive Vice President and Chief Financial Officer

CORPORATE OFFICE PROPERTIES TRUST,
as Guarantor

By:	/s/ Stephen E. Budorick
Name:	Stephen E. Budorick
Title:	President and Chief Executive Officer

By:	/s/ Anthony Mifsud
Name:	Anthony Mifsud
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Fourth Supplemental Indenture]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed all as of the day and year first above written.

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Monique L. Green
Name:	Monique L. Green
Title:	Trustee

[Signature Page to Fourth Supplemental Indenture]

EXHIBIT A

Form of 2.900% Senior Note due 2033

THIS GLOBAL NOTE IS HELD BY THE DEPOSITORY (AS DEFINED IN THE FOURTH SUPPLEMENTAL INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 1.6 OF THE FOURTH SUPPLEMENTAL INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 1.6 OF THE FOURTH SUPPLEMENTAL INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 401 OF THE ORIGINAL INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITORY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) ("DTC"), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

CORPORATE OFFICE PROPERTIES, L.P.
2.900% SENIOR NOTES DUE 2033

No. 001

CUSIP No.:     22003B AP1

ISIN:     US22003BAP13

$400,000,000

Corporate Office Properties, L.P., a Delaware limited partnership (herein called the "Issuer," which term includes any successor entity under the Indenture referred to on the reverse hereof), for value received hereby promises to pay to Cede & Co., or its registered assigns, the principal sum of FOUR HUNDRED MILLION DOLLARS ($400,000,000), or such lesser amount as is set forth in the Schedule of Increases or Decreases In Note on the other side of this Note, on December 1, 2033 at the office or agency of the Issuer maintained for that purpose in accordance with the terms of the Indenture, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest, semi-annually on June 1 and December 1 of each year, commencing June 1, 2022, on said principal sum at said office or agency, in like coin or currency, at the rate per annum of 2.900%, from June 1 or December 1, as the case may be, next preceding the date of this Note to which interest has been paid or duly provided for, unless no interest has been paid or duly provided for on the Notes, in which case from November 17, 2021 until payment of said principal sum has been made or duly provided for. The Issuer shall pay interest on any Notes in certificated form by check mailed to the address of the Person entitled thereto as it appears in the Note Register or electronically pursuant to the Depository's procedures; provided, however, that a Holder of any Notes in certificated form in the aggregate principal amount of more than $2.0 million may specify by written notice to the Issuer that it pay interest by wire transfer of immediately available funds to the account specified by the Noteholder in such notice, or on any Global Note by wire transfer of immediately available funds to the account of the Depository or its nominee.

Reference is made to the further provisions of this Note set forth on the reverse hereof and the Indenture governing this Note. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed manually or by facsimile or other electronic imaging means by the Trustee or a duly authorized authenticating agent under the Indenture.

IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed.

Dated: November 17, 2021

CORPORATE OFFICE PROPERTIES, L.P.

By:	Corporate Office Properties Trust, its sole general partner

By:
Name: Stephen E. Budorick
Title: President and Chief Executive Officer

By:
Name: Anthony Mifsud
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Global Note]

TRUSTEE'S CERTIFICATE OF AUTHENTICATION

This is one of the Notes described in the within-named Indenture.

Dated: November 17, 2021

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:
Authorized Signatory

[Signature Page to Global Note]

REVERSE SIDE OF NOTE

Corporate Office Properties, L.P.
2.900% SENIOR NOTES DUE 2033

This Note is one of a duly authorized issue of Notes of the Issuer, designated as its 2.900% Senior Notes due 2033 (herein called the "Notes"), issued under and pursuant to an Indenture dated as of April 8, 2019 (herein called the "Original Indenture"), among the Issuer, Corporate Office Properties Trust, a Maryland real estate investment trust (the "Guarantor"), and U.S. Bank National Association, as trustee (herein called the "Trustee"), as supplemented by the Fourth Supplemental Indenture dated as of November 17, 2021 (herein called the "Fourth Supplemental Indenture," and together with the Original Indenture, the "Indenture"), among the Issuer, the Guarantor and the Trustee, to which Indenture and any indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Issuer, the Guarantor and the Holders of the Notes. Defined terms used but not otherwise defined in this Note shall have the respective meanings ascribed thereto in the Indenture.

If an Event of Default (other than an Event of Default specified in Section 501(5), 501(6) or 501(7) of the Original Indenture with respect to the Issuer) occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all Notes may be declared to be due and payable by either the Trustee or the Holders of at least twenty-five percent (25%) in aggregate principal amount of the Notes then outstanding, and, upon said declaration the same shall be immediately due and payable. If an Event of Default specified in Section 501(5), 501(6) or 501(7) of the Original Indenture occurs with respect to the Issuer, the principal of and premium, if any, and interest accrued and unpaid on all the Notes shall be immediately and automatically due and payable without necessity of further action.

The Indenture contains provisions permitting the Issuer and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the Holders of the Notes, subject to exceptions set forth in Section 902 of the Original Indenture. Subject to the provisions of the Indenture, the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding may, on behalf of the Holders of all of the Notes, waive any past Default or Event of Default, subject to exceptions set forth in the Indenture.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall impair, as among the Issuer and the Holder of the Notes, the obligation of the Issuer, which is absolute and unconditional, to pay the principal of, premium, if any, on and interest on this Note at the place, at the respective times, at the rate and in the coin or currency herein and in the Indenture prescribed.

Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

The Notes are issuable in fully registered form, without coupons, in denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof. At the office or agency of the Issuer referred to on the face hereof, and in the manner and subject to the limitations provided in the Indenture, without payment of any service charge but with payment of a sum sufficient to cover any tax, assessment or other governmental charge that may be imposed in connection with any registration or exchange of Notes, Notes may be exchanged for a like aggregate principal amount of Notes of any other authorized denominations.

The Issuer shall have the right to redeem the Notes under certain circumstances as set forth in Section 1.4(d), Section 1.4(e) and Section 1.4(f) of the Fourth Supplemental Indenture.

The Notes are not subject to redemption through the operation of any sinking fund.

Except as expressly provided in Article 16 of the Original Indenture, no recourse for the payment of the principal of or any premium or interest on this Note, or for any claim based hereon or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Issuer in the Indenture or any supplemental indenture or in any Note, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, limited partner, member, manager, employee, agent, officer, director or subsidiary, as such, past, present or future, of the Guarantor, the Issuer or any of the Issuer's Subsidiaries or of any successor thereto, either directly or through the Guarantor, the Issuer or any of the Issuer's subsidiaries or of any successor thereto, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as consideration for, the execution of the Indenture and the issue of this Note.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to: ________________________________________

(Insert assignee's legal name)

(Insert assignee's soc. sec. or tax I.D. no.)

(Print or type assignee's name, address and zip code)

and irrevocably appoint _______________ to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date: _______________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:______________________________

_____________

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE *

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount at maturity of this Global Note	Amount of increase in Principal Amount at maturity of this Global Note	Principal Amount at maturity of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

_____________

* This schedule should be included only if the Note is issued in global form.